Exhibit 10.1

AMKOR TECHNOLOGY, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Adopted: February 8, 2022
(Amended: May 17, 2022)

Each member of the Board of Directors (the “Board”) of Amkor Technology, Inc., a Delaware corporation (the “Company”), who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will be eligible to receive the compensation described in this Non-Employee Director Compensation Policy (the “Policy”) for his or her Board service. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2021 Equity Incentive Plan (the “Plan”) or any successor equity incentive plan.
The Policy became effective on February 8, 2022 (the “Effective Date”). The Policy may be amended at any time in the sole discretion of the Board.
Following the Effective Date, each Non-Employee Director will be eligible to receive the applicable compensation set forth below. Cash retainers may be paid either as a lump sum or in periodic installments. Any equity compensation contemplated under this Policy will be granted under the Plan or any successor equity incentive plan.
(a)Cash Retainers for Board Service. Each person serving as a Non-Employee Director will be paid an annual cash retainer of $60,000. Each Non-Employee Director will be paid an additional cash retainer of $2,000 for participation in each of the four regularly-scheduled quarterly Board meetings and $1,000 for participation in each other Board meeting.
The following additional annual cash retainers will be paid to a Non-Employee Director serving in each of the following applicable roles:
Lead Independent Director: $25,000
Executive Vice Chair: $150,000
Strategic Oversight Role: $75,000
(b)Cash Retainers for Committee Service. Each Non-Employee Director serving on a committee of the Board will be paid, for service on each such committee, an additional cash retainer of $2,000 for participation in each of the four quarterly committee meetings and $1,000 for participation in each other committee meeting.
The following annual cash retainers will be paid to a Non-Employee Director serving as the Chair of a committee of the Board as listed below:
Audit Chair: $25,000
Compensation Chair: $15,000
Nominating and Governance Chair: $10,000

(c)Annual Equity Award Grant. Without any further action by the Board, at the close of business on the date of each annual meeting of the stockholders of the Company following the Effective Date (each, an “Annual Meeting”), each person who is then a Non-Employee Director will automatically be granted Restricted Stock Units equal to (A) $175,000, divided by (B) the Fair Market Value of a share of Common Stock on the date of the applicable Annual Meeting (each, an “Annual Grant”). A Non-Employee Director who has been elected or appointed for the first time to be a Non-Employee Director after the Annual Meeting (a “New Director”) will receive a pro-rated Annual Grant (I) the value of which will be equal to the product of (1) the Annual Grant value by (2) a fraction, the numerator of which will be equal to the number of days in the period beginning on the date the New Director was elected or appointed to the date of the next subsequent Annual Meeting (the “Pro-Rated Annual Grant”) and (ii) the number of RSUs covered by such pro-rated Annual Grant which will be equal to (1) the Pro-Rated Annual Grant divided by (2) the Fair Market Value of a share of Common Stock on the date of grant. Each Annual Grant will fully vest on the earlier of (1) the first anniversary of the applicable grant date and (2) the date of the first Annual Meeting following the applicable grant date, subject to the Non-Employee Director’s continuous service as a Director through the vesting date.
(i)Change in Control. Notwithstanding the foregoing, all unvested equity awards granted pursuant to Section (c) will fully vest upon a Change in Control if the successor or acquiring company does not assume or provide a substitute for the awards in connection with the Change in Control.
(a)Death or Disability. Notwithstanding the foregoing, equity awards granted to Non-Employee Directors pursuant to the Policy will fully vest upon such Non-Employee Director’s death or termination of service as a Director due to disability.
(ii)Other Terms. The remaining terms and conditions of each Restricted Stock Unit award will be as set forth in the Plan and the applicable Restricted Stock Unit award agreement for Directors, in the form adopted from time to time by the Board.
2.Non-Employee Director Compensation Limit
Notwithstanding anything herein to the contrary, the cash and equity compensation each Non-Employee Director is eligible to receive under this Policy (or otherwise) will be subject to the limits set forth in Section 12 of the Plan.
3.Expenses
The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings, subject to the Non-Employee Director submitting to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.